Exhibit 99

PRESS RELEASE

For Release:	January 31, 2019
Nasdaq:	MFNC
Contact:	Jesse A. Deering, EVP & Chief Financial Officer (248) 290-5906 /jdeering@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS 2018 FOURTH QUARTER AND ANNUAL RESULTS

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC) (the “Corporation”), the bank holding company for mBank, today announced 2018 net income of $8.37 million, or $.94 per share, compared to 2017 net income of $5.48 million, or $.87 per share.

The 2018 results included expenses related to the acquisitions of First Federal of Northern Michigan (“FFNM”), and Lincoln Community Bank (“Lincoln”), which had a collective after-tax impact of $2.46 million on earnings. The 2017 results include the effects of a $2.02 million non-cash tax expense related to the revaluation of the company’s Deferred Tax Asset (“DTA”) as a result of the corporate tax code change in December 2017 and a small amount of transaction expenses related to FFNM.  Adjusted core income (net of transaction related expenses) for 2018 was $10.83 million or $1.22 per share compared to 2017 adjusted core income (net of the DTA expense) of $7.54 million, or $1.20 per share.

Weighted average shares outstanding for 2018 were 8,891,967 compared to 6,288,791 for 2017. Weighted average shares outstanding for the fourth quarter 2018 were 10,712,745 compared to 6,294,930 for the same period of 2017.  The Corporation issued 2,146,378 new shares for the FFNM purchase in May 2018 and issued an additional 2,225,807 shares related to the common stock offering completed in June 2018.

The Corporation had fourth quarter 2018 net income of $3.36 million or $.31 per share compared to a $20 thousand loss ($0.00 per share) for the same period of 2017 due to the impact of the DTA revaluation.  The 2018 fourth quarter results were impacted by acquisition related expenses of $386 thousand on an after-tax basis. 2018 fourth quarter income, excluding tax-affected transaction related expenses, was $3.75 million or $.35 per share compared to 2017 income, net of the DTA expense, of $2.07 million or $0.33 per share.

Total assets of the Corporation at December 31, 2018 were $1.32 billion, compared to $985.37 million at December 31, 2017.  Shareholders’ equity at December 31, 2018 totaled $152.07 million, compared to $81.40 million at December 31, 2017.  Book value per share outstanding equated to $14.20 at year-end 2018 compared to $12.93 per share outstanding a year ago.  Tangible book value at year-end 2018 was $124.33 million or $11.61 per share outstanding compared to $73.78 million or $11.72 per share at year-end 2017.

Additional notes:

•                  mBank, the Corporation’s primary asset, recorded net income of $9.04 million in 2018, compared to $8.98 million in 2017.  In December 2018, mBank had an internal tax allocation expense between it and the Corporation (MFNC) of $1.34 million.  This adjustment resulted from the internal DTA allocation from 2017 and did not have an impact on the consolidated MFNC reported income or balance sheet for 2018.  It was, however, reflected in the mBank 2018 year-end Call Report.  Adjusted core net income for 2018 (including total adjustments for the tax reallocation and transaction related expenses of $3.16 million on an after-tax basis) was $12.20 million compared to 2017 core net income of the aforementioned $8.98 million. Adjusted bank core net income grew approximately 36%.

•                  As expected, FFNM and Lincoln have been fully integrated into the Corporation and mBank as of year-end 2018.  No further significant transaction related expenses are expected from these acquisitions in 2019 and beyond.

•                  Adjusted income before taxes of the Corporation (net of pre-tax transaction related expenses) was $13.71 million in 2018 compared to $11.12 million in 2017, which eliminates the effect of the non-cash DTA expense year-over-year.  Adjusted fourth quarter income before taxes was $4.75 million in 2018 compared to $2.94 million in 2017, an increase of 61%.

•                  Reliance on higher cost brokered deposits decreased significantly from $175.30 million or 21.43% of total deposits at year-end 2017 to $136.76 million or 12.46% of total deposits at year-end 2018.

•                  2018 net interest margin (NIM) remains strong at 4.44%.  Core operating margin, which is net of accretion from acquired loans that were subject to purchase accounting adjustments, was 4.21%.

Revenue

Total revenue of the Corporation for 2018 was $59.64 million compared to $48.42 million in 2017.  Total revenue for the three months ended December 31, 2018 equated to $17.54 million compared to $12.71 million for the same period of 2017.  Total interest income for 2018 was $55.38 million compared to $44.38 million for the same period in 2017.  Fourth quarter interest income equated to $16.09 million compared to $11.39 million in the fourth quarter of 2017.  The 2018 fourth quarter interest income included accretive yield of $946 thousand from combined credit mark accretion associated with acquisitions compared to $503 thousand in the same period of 2017.

Loan Production

Total balance sheet loans at December 31, 2018 were $1.04 billion compared to December 31, 2017 balances of $811.08 million.  Total loans under management now reside at $1.38 billion, which includes $338.17 million of service retained loans.  New loan production for 2018 was $287 million, with origination activity increasing through the second half of the year, as expected.  Commercial originations accounted for $169 million, retail (predominantly mortgage), equated to $46 million, secondary market mortgage production was $57 million and Asset Based Lending (ABL) $15 million. The tables below illustrate year-to-date new loan production totals by region as well as bank-wide new loan production by quarter for 2018 highlighting the effect of seasonality on operations due to the Corporation’s geographic footprint.

Commenting on new loan production and overall lending activities, President of the Corporation and President and CEO of mBank, Kelly W. George, stated, “Commercial loan production outpaced last year’s totals by $27 million with a continued competitive environment for high-quality credits.  We believe the acquired FFNM markets and Wisconsin markets will continue to have a positive impact on all types of originations and we are very pleased with their contributions since the acquisitions and their full integration into our lending culture. Secondary market activity has improved in the third and fourth quarters but remained $9 million less than 2017 after a slower start to the year, predominately driven by the expected slowdown in refinance activity. Commercial payoff activity was somewhat elevated this year, totaling $56 million as we saw continued fixed-rate pricing pressure and terms that led us to pass on renewing some larger client relationships that we felt were not prudent to retain for the long-term stability of our margin and macro portfolio mix. We also saw several clients divest of various types of large real estate development projects for liquidity and redeployment of their capital throughout the latter part of the year. Overall, we remain pleased with our lending activities in 2018 and the outlook for 2019 absent any significant adverse market conditions. Key lending personnel should also be able to focus greater time on organic growth initiatives given the multiple acquisition and capital raise activities throughout 2018.”

Credit Quality

Nonperforming loans totaled $5.08 million, or .49% of total loans at December 31, 2018 compared to $2.57 million, or .32% of total loans at December 31, 2017.  The increase in non-performing loans is mainly the result of credits acquired in the FFNM transaction, which were marked to fair value as part of the credit due diligence process.  Total loan delinquencies greater than 30 days resided at a nominal .96%, compared to .66% in 2017.  Provision for loan loss expense for the fourth quarter 2018 was $300 thousand.

Commenting on overall credit risk, Mr. George stated, “As expected, we saw a slight increase in our non-performing and problem loan credit ratios following the FFNM and Lincoln acquisitions. We have seen no signs of any adverse systemic issues in terms of increased payment period times for legacy clients or material deterioration in commercial client financial statements in any of our core industries in which we lend. Similar to previous transactions, we anticipate this slight increase to nonperforming loans and delinquencies will normalize over the coming quarters as we continue to work quickly in resolving these acquired problem credits, either through exit from the bank, or when possible, rehabilitation to an acceptable loan structure and performance.  Also, purchase accounting marks from the previously acquired banks have continued to prove accurate, attaining expected accretion levels.”

Margin Analysis and Funding

Net interest income for 2018 was $47.13 million, leading to a Net Interest Margin (NIM) of 4.44% compared to $37.94 million in 2017 and a NIM of 4.20%.  Core operating margin, which is net of accretion from acquired loans that were subject to purchase accounting adjustments, was 4.21% for 2018.  Net interest income for the fourth quarter of 2018 resided at $13.79 million, and a NIM of 4.64%, compared to $9.66 million and a NIM of 4.18% in the fourth quarter of 2017.  2018 total interest expense was $8.25 million versus $6.44 million for 2017 due mainly to a larger deposit base following the FFNM transaction and partially to an increase in rates on brokered deposits.

Total bank deposits (excluding brokered deposits) have increased by $318.08 million year-over-year from $642.70 million in 2017 to $960.78 million at year-end 2018.  Total brokered deposits were $136.76 million at the end of December 2018, down from $175.30 million at December 31, 2017.  FHLB and other borrowings were also down slightly from $60 million at year-end 2017 to $57 million at the end of 2018.

Mr. George stated, “With the lower cost core deposit base we acquired from FFNM and Lincoln, we were able to reposition the balance sheet and remove approximately $40 million of much higher cost wholesale funding sources in 2018. We also continue to maintain our pricing discipline with regard to fixed rate lending, primarily on the commercial side to ensure margin sustainability. The impact of any future Federal Reserve Bank rate moves on funding sources are expected to be more than offset by the positive impact from the increase in the variable rate portion of our well-balanced loan portfolio given the structure of our balance sheet. We have not seen any significant pricing pressure in our high value deposit markets and have had to make nominal increases in our deposit products to remain rate-competitive and offset any potential outflows. Our focus on new core deposit procurement remains a key initiative for 2019 as we look to continue to wind down our wholesale funding sources through aggressive marketing and business development initiatives within our retail branch and treasury management business lines in target markets where greater opportunities exist.”

Noninterest Income / Expense

2018 Noninterest Income was $4.26 million compared to $4.04 million for 2017.  While year-over-year improvement is negligible, 2017 included approximately $230 thousand in additional gains on sales of securities from the bank investment portfolio as well as $315 thousand more in gains on sale of secondary market mortgages and Small Business Administration (SBA) loans compared to 2018.  Overall, non-interest income generated from the larger bank platform is trending positively and we expect SBA income to normalize in 2019.  Noninterest Expense for 2018 was $40.30 million compared to $30.36 million in 2017.  The expense variance from 2017 was heavily impacted by the additional expense related to the larger bank platform following the FFNM and Lincoln transactions including additional salary, benefits and occupancy costs as well as the transaction related expenses.

Assets and Capital

Total assets of the Corporation at December 31, 2018 were $1.32 billion, compared to $985.37 million at December 31, 2017.  Shareholders’ equity at December 31, 2018 totaled $152.07 million, compared to $81.40 million at December 31, 2017.  Both the common stock offering and the FFNM acquisition had positive impacts on the Corporation’s overall capitalization and regulatory capital ratios.  Of the $32.4 million in net proceeds from the June 2018 common stock offering, the Corporation utilized $19.45 million to retire senior holding company debt and $8.5 million for the purchase of Lincoln.  Both the Corporation and the Bank are “well-capitalized” with total risk-based capital to risk-weighted assets of 12.47% and 12.22% and tier 1 capital to total tier 1 average assets at the corporation of 9.24% and at the bank of 9.02%.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation and Chairman of mBank concluded, “We believe that 2018 was an extremely productive and transformative year. We continue to execute our growth and acquisition strategy while maintaining focus on credit quality, scale efficiencies, community support and governance.  Our balance sheet attributes are strong due to a capital raise that provides us with a cushion that will help us maintain our ability to seek well-priced acquisitions.  The complementary core deposit base of FFNM and Lincoln allowed us to restructure our liabilities, reducing holding company debt and wholesale funding levels at an opportune time in the rate cycle. Our patience and discipline have served us well in all aspects of our business.  We remain optimistic that we will develop acquisition opportunities as we grow organically.  Our focus on efficiency and improved profitability always will be paramount.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $1.3 billion and whose common stock is traded on the NASDAQ stock market as “MFNC.”  The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 29 branch locations; eleven in the Upper Peninsula, ten in the Northern Lower Peninsula, one in Oakland County, Michigan, and seven in Northern Wisconsin.  The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the
	Year Ending	Year Ending
	December 31,	December 31,
(Dollars in thousands, except per share data)	2018	2017
	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$1,318,040	$985,367
Loans	1,038,864	811,078
Investment securities	116,748	75,897
Deposits	1,097,537	817,998
Borrowings	60,441	79,552
Shareholders’ equity	152,069	81,400

Selected Statements of Income Data:
Net interest income	$47,130	$37,938
Income before taxes	10,593	11,018
Net income	8,367	5,479
Income per common share - Basic	.94	.87
Income per common share - Diluted	.94	.87
Weighted average shares outstanding	8,891,967	6,288,791
Weighted average shares outstanding- Diluted	8,921,658	6,322,413

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.44%	4.20%
Efficiency ratio	77.70	71.39
Return on average assets	.71	.55
Return on average equity	6.94	6.74

Average total assets	$1,177,455	$995,826
Average total shareholders’ equity	120,478	81,349
Average loans to average deposits ratio	97.75%	96.29%

Common Share Data at end of period:
Market price per common share	$13.65	$15.90
Book value per common share	14.20	12.93
Tangible book value per share	11.61	11.72
Dividends paid per share, annualized	.480	.480
Common shares outstanding	10,712,745	6,294,930

Other Data at end of period:
Allowance for loan losses	$5,183	$5,079
Non-performing assets	$8,196	$6,126
Allowance for loan losses to total loans	.50%	.63%
Non-performing assets to total assets	.62%	.62%
Texas ratio	6.33%	7.77%

Number of:
Branch locations	29	23
FTE Employees	288	233

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS

Cash and due from banks	$64,151	$37,420
Federal funds sold	6	6
Cash and cash equivalents	64,157	37,426

Interest-bearing deposits in other financial institutions	13,452	13,374
Securities available for sale	116,248	75,397
Other securities	500	500
Federal Home Loan Bank stock	4,924	3,112

Loans:
Commercial	717,032	572,936
Mortgage	301,461	220,708
Consumer	20,371	17,434
Total Loans	1,038,864	811,078
Allowance for loan losses	(5,183)	(5,079)
Net loans	1,033,681	805,999

Premises and equipment	22,783	16,290
Other real estate held for sale	3,119	3,558
Deferred tax asset	5,763	4,970
Deposit based intangibles	5,720	1,922
Goodwill	22,024	5,694
Other assets	25,669	17,125

TOTAL ASSETS	$1,318,040	$985,367

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$241,556	$148,079
NOW, money market, interest checking	368,890	280,309
Savings	111,358	61,097
CDs<$250,000	225,236	142,159
CDs>$250,000	13,737	11,055
Brokered	136,760	175,299
Total deposits	1,097,537	817,998

Federal funds purchased	2,905	—
Borrowings	57,536	79,552
Other liabilities	7,993	6,417
Total liabilities	1,165,971	903,967

SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 10,712,745 and 6,294,930, shares respectively	129,066	61,981
Retained earnings	23,466	19,711
Accumulated other comprehensive income
Unrealized gains (losses) on available for sale securities	(245)	(71)
Minimum pension liability	(218)	(221)

Total shareholders’ equity	152,069	81,400

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,318,040	$985,367

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2018	2017	2016
	(Unaudited)	(Audited)	(Audited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$51,407	$41,770	$36,078
Tax-exempt	123	95	64
Interest on securities:
Taxable	2,408	1,606	1,322
Tax-exempt	338	298	220
Other interest income	1,101	607	299
Total interest income	55,377	44,376	37,983

INTEREST EXPENSE:
Deposits	6,492	4,361	3,322
Borrowings	1,755	2,077	1,563
Total interest expense	8,247	6,438	4,885

Net interest income	47,130	37,938	33,098
Provision for loan losses	500	625	600
Net interest income after provision for loan losses	46,630	37,313	32,498

OTHER INCOME:
Deposit service fees	1,441	1,056	995
Income from mortgage loans sold on the secondary market	1,289	1,373	1,575
SBA/USDA loan sale gains	661	867	897
Mortgage servicing income - net	197	(31)	(40)
Net security gains	—	231	150
Other	675	545	576
Total other income	4,263	4,041	4,153

OTHER EXPENSE:
Salaries and employee benefits	20,064	15,490	14,625
Occupancy	3,640	3,104	2,680
Furniture and equipment	2,548	2,209	1,749
Data processing	2,503	2,037	1,620
Advertising	905	711	620
Professional service fees	1,575	1,534	1,169
Loan and deposit	1,166	1,335	1,100
Writedowns and losses on other real estate held for sale	182	388	202
FDIC insurance assessment	700	731	488
Telephone	726	604	528
Transaction related expenses	2,951	50	3,101
Other	3,340	2,143	2,003
Total other expenses	40,300	30,336	29,885

Income before provision for income taxes	10,593	11,018	6,766
Provision for (benefit of) income taxes	2,226	5,539	2,283

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$8,367	$5,479	$4,483

INCOME PER COMMON SHARE:
Basic	$.94	$.87	$.72
Diluted	$.94	$.87	$.71

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	December 31,	December 31,
	2018	2017
	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$150,251	$119,025
Hospitality and tourism	77,598	75,228
Lessors of residential buildings	50,204	33,032
Gasoline stations and convenience stores	24,189	21,176
Logging	20,860	17,554
Commercial construction	12,752	9,243
Other	381,178	297,678
Total Commercial Loans	717,032	572,936

1-4 family residential real estate	286,908	209,890
Consumer	20,371	17,434
Consumer construction	14,553	10,818

Total Loans	$1,038,864	$811,078

Credit Quality (at end of period):

	December 31,	December 31,
	2018	2017
	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$5,054	$2,388
Loans past due 90 days or more	23	—
Restructured loans	—	180
Total nonperforming loans	5,077	2,568
Other real estate owned	3,119	3,558
Total nonperforming assets	$8,196	$6,126
Nonperforming loans as a % of loans	.49%	.32%
Nonperforming assets as a % of assets	.62%	.62%
Reserve for Loan Losses:
At period end	$5,183	$5,079
As a % of average loans	.55%	.64%
As a % of nonperforming loans	102.09%	197.78%
As a % of nonaccrual loans	102.55%	212.69%
Texas Ratio	6.33%	7.77%

Charge-off Information (year to date):
Average loans	$941,221	$795,532
Net charge-offs (recoveries)	$396	$566
Charge-offs as a % of average loans, annualized	.04%	.07%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	December 31	September 30,	June 30	March 31	December 31
	2018	2018	2018	2018	2017
BALANCE SHEET (Dollars in thousands)

Total loans	$1,038,864	$993,808	$1,003,377	$812,441	$811,078
Allowance for loan losses	(5,183)	(5,186)	(5,141)	(5,101)	(5,079)
Total loans, net	1,033,681	988,622	998,236	807,340	805,999
Total assets	1,318,040	1,254,335	1,274,095	983,929	985,367
Core deposits	947,040	885,988	844,894	602,601	631,644
Noncore deposits	150,497	142,070	170,607	204,196	186,354
Total deposits	1,097,537	1,028,058	1,015,501	806,797	817,998
Total borrowings	60,441	69,216	91,747	80,002	79,552
Total shareholders’ equity	152,069	149,367	148,867	81,857	81,400
Total tangible equity	124,325	124,605	123,974	74,303	73,784
Total shares outstanding	10,712,745	10,712,745	10,712,745	6,332,560	6,294,930
Weighted average shares outstanding	10,712,745	10,712,745	7,769,720	6,304,203	6,294,930

AVERAGE BALANCES (Dollars in thousands)

Assets	$1,320,996	$1,284,068	$1,117,188	$982,679	$996,966
Loans	1,043,409	1,001,763	905,802	810,688	808,306
Deposits	1,087,174	1,042,004	913,220	805,092	817,338
Equity	149,241	149,202	100,518	81,894	82,879

INCOME STATEMENT (Dollars in thousands)

Net interest income	$13,795	$13,214	$10,813	$9,309	$9,664
Provision for loan losses	300	50	100	50	225
Net interest income after provision	13,495	13,164	10,713	9,259	9,439
Total noninterest income	1,443	1,343	863	614	1,317
Total noninterest expense	10,678	10,618	11,077	7,928	7,918
Income before taxes	4,260	3,889	499	1,945	2,838
Provision for income taxes	895	820	103	408	2,858
Net income available to common shareholders	$3,365	$3,069	$396	$1,537	$(20)
Income pre-tax, pre-provision	$4,560	$3,939	$599	$1,995	$3,062

PER SHARE DATA

Earnings	$.31	$.29	$.05	$.24	$—
Book value per common share	14.20	13.94	13.90	12.96	12.93
Tangible book value per share	11.61	11.63	11.57	11.73	11.72
Market value, closing price	13.65	16.20	16.58	16.25	15.90
Dividends per share	.120	.120	.120	.120	.120

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.49%	.46%	.50%	.53%	.32%
Nonperforming assets/total assets	.62	.53	.59	.70	.62
Allowance for loan losses/total loans	.50	.52	.51	.63	.63
Allowance for loan losses/nonperforming loans	102.09	114.58	102.31	117.48	197.78
Texas ratio	6.33	5.14	5.80	6.87	7.77

PROFITABILITY RATIOS

Return on average assets	1.01%	.95%	.14%	.63%	(.01)%
Return on average equity	8.95	8.16	1.58	7.61	(.10)
Net interest margin	4.64	4.60	4.26	4.19	4.18
Average loans/average deposits	95.97	96.14	99.19	100.70	98.89

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.24%	9.51%	9.39%	7.25%	7.06%
Tier 1 capital to risk weighted assets	11.95	12.62	11.87	8.79	8.66
Total capital to risk weighted assets	12.47	13.17	12.39	9.43	9.29
Average equity/average assets (for the quarter)	11.30	11.62	9.00	8.33	8.31
Tangible equity/tangible assets (at quarter end)	9.64	10.13	9.92	7.62	7.55